Exhibit 99.1

Contact:	Gilbert L. Danielson
Executive Vice President
Chief Financial Officer

Aaron’s, Inc.
Reduces 2013 Fourth Quarter
Revenue and Earnings Guidance;
Gives Initial Outlook for 2014

ATLANTA, January 13, 2014 – Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced it is reducing its 2013 fourth quarter revenue and earnings guidance as well as providing an initial financial outlook for 2014.
"Revenue and customer growth continue to be less than previous expectations, with the result that earnings will be lower in the fourth quarter than planned," said Ronald W. Allen, Chairman, President and Chief Executive Officer of Aaron's. “As we have previously stated, there are several factors which have slowed down our growth and financial performance this year, including a difficult economic environment for our low to middle income customers. Both same store revenue and customer growth in Company-operated stores were in the approximate negative 1% range during the fourth quarter, and shipments of products to our franchisees were less compared to the fourth quarter a year ago. Franchisees, however, as a collective group continued to experience positive same store revenues and customer growth during the quarter.”

"We still feel that with better execution our core business will return to more normal trends. However, in light of these results, we will be re-focusing on all aspects of the Company's operations and will take appropriate actions to improve financial performance. As part of this process, we plan to slow down the future growth of both new Aaron’s and HomeSmart stores until business improves in existing stores,” Mr. Allen continued.
“We do not expect business trends to dramatically improve in the near term, and our initial revenue, earnings, and store opening plans for 2014 outlined below reflect the current business environment. On February 7, the Company will report final 2013 fourth quarter and year financial results and more details regarding expectations for 2014 will be provided,” Mr. Allen concluded.

Fourth Quarter and Full Year 2013 Outlook
Based upon preliminary results, the Company is updating its guidance for 2013 and now expects to achieve the following:

•	Fourth quarter revenues (excluding revenues of franchisees) of approximately $555 million, a change from the previous guidance of $575 million.

•	Fourth quarter diluted earnings per share in the range of $.27 to $.31 per share, a change from the previous guidance of $.38 to $.42 per share.

•	Fiscal year 2013 revenues (excluding revenues of franchisees) of approximately $2.24 billion compared to the previous guidance of $2.26 billion.

•	GAAP fiscal year 2013 diluted earnings per share in the range of $1.56 to $1.60, a change from the previous guidance of $1.67 to $1.71.

•
Non-GAAP fiscal year 2013 diluted earnings per share in the range of $1.84 to $1.88, a change from the previous guidance of $1.95 to $1.99. Non-GAAP numbers exclude charges in previous quarters for accruals for a regulatory investigation and retirement and vacation related charges.

•
Net new store growth of just under 4% over the store base at the end of 2012, for the most part an equal mix between Company-operated and franchised stores, and including a small number of HomeSmart stores.

2014 Outlook
Based upon current business trends and expectations, the Company is providing its initial guidance for the year 2014 as follows:

•	Fiscal year 2014 revenues (excluding revenues of franchisees) of approximately $2.3 billion.

•	Fiscal year 2014 earnings per share in the range of $1.80 to $2.00 per share.

•
New store growth of approximately 1% to 2% over the store base at the end of 2013, again for the most part expected to be an equal mix between Company-operated and franchised stores, and including a small number of HomeSmart stores. This will be a net store growth after any opportunistic merging or disposition of stores.

EPS guidance assumes the continued execution of the Company’s previously announced accelerated share repurchase program. The Company will also continue, as warranted, to consolidate or sell stores not meeting performance goals.

Conference Call
Aaron's will hold a conference call to discuss its financial results on Friday, February 7, 2014, at 10:00 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's website, www.aaronsinc.com, in the “Investor Relations” section. The webcast will be archived for playback at that same site. Prior to the conference call, Aaron’s will publish its definitive results for the fourth quarter and year of 2013.
Aaron's, Inc., based in Atlanta, currently has approximately 2,150 Company-operated and franchised stores in 48 states and Canada. The Company's Woodhaven Furniture Industries division manufactures furniture and bedding at 14 facilities in seven states. Most of the production of Woodhaven is for shipment to Aaron's stores.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, litigation and regulatory investigations, customer privacy, information security, customer demand and other issues, and the other risks and uncertainties discussed under “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Statements in this release that are “forward-looking” include without limitation Aaron's preliminary estimates of revenues, earnings and store growth for the fourth quarter and 2013 year, and the 2014 year, as well as statements regarding share repurchases and statements on legal and regulatory accruals for loss contingencies.

Reconciliation of 2013 Projected Guidance for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Low Range	High Range
Projected Earnings Per Share Assuming Dilution	$1.56	$1.60
Add Regulatory Investigation Accrual	.24	.24
Add Retirement and Vacation Related Charges	.04	.04
Projected Non-GAAP Earnings Per Share Assuming Dilution	$1.84	$1.88